Exhibit 99.1

Adial Pharmaceuticals Reports 2024 Fiscal Year Financial Results
and Provides Business Update

Glen Allen, VA – March 4, 2025 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today provided a business update and reported its financial results for the 2024 fiscal year ended December 31, 2024.

Key Highlights

●	Successful completion of AD04-103 pharmacokinetics (PK) study of AD04, corroborating bioavailability, dose proportionality, no food effect, and safety profile consistent with the use of Ondansetron.

○	Advancement towards pivotal Phase 3 trial design supportive of ongoing partnership discussions.

●	FDA confirmation of proposed 505(b)(2) bridging strategy leveraging the results from AD04-103—a relative bioavailability food-effect study—along with in vitro dissolution data demonstrating equivalence between the reference product and the planned commercial formulation of AD04.

○	FDA positive response confirms that design of data package would meet the requirements necessary to allow for the progression of AD04 into Phase 3 clinical trials.

●	With FDA confirmation, Adial is commencing manufacturing of clinical supplies for Phase 3 clinical program in 2025.

●	Secured several foundational patents, strengthening IP portfolio in support of commercialization of AD04, including:

○	New U.S. patent granted expanding coverage of Adial’s genetic-based approach to treating and diagnosing Alcohol Use Disorder (AUD) and other drug dependencies.

○	New U.S. Patent granted covering genotype-specific treatment of opioid-related disorders.

○	New U.S. Patent granted for the treatment of alcohol and drug dependence based on expanded genotype combinations.

“We achieved meaningful milestones in 2024, leading to positive feedback from the U.S. Food and Drug Administration (FDA) regarding our proposed 505(b)(2) bridging strategy and the initiation of clinical supply manufacturing for our upcoming Phase 3 trial this year,” said Cary Claiborne, CEO of Adial Pharmaceuticals. “A key achievement was the completion of our pharmacokinetics (PK) study evaluating AD04, our investigational drug for the treatment of Alcohol Use Disorder (AUD). This study assessed the PK profile, bioavailability, and food effect of AD04 near-micro doses compared to marketed Ondansetron in healthy volunteers. The findings enabled the FDA to confirm the bridging requirements for our 505(b)(2) registration pathway and support our planned micro-dosing regimen for the upcoming registrational trials.”

“In addition to the key highlights mentioned, we strengthened our regulatory strategy by partnering with Boudicca Dx to advance the development of our companion diagnostic genetic test for AD04. Boudicca Dx, a global leader in precision medicine testing, has been instrumental in ensuring our test meets FDA technical and clinical validation standards. This collaboration played an important role in our discussions with the FDA and further solidified our regulatory pathway.”

“With these foundational steps in place, we are well-positioned to initiate our Phase 3 clinical trials in 2025. Our focus remains on advancing AD04 as efficiently as possible to provide a much-needed treatment option for individuals struggling with addiction,” concluded Mr. Claiborne.

Other Developments

Management

On November 5, 2024, Adial announced the appointment of Vinay Shah as the Company’s Chief Financial Officer. Mr. Shah is an accomplished Chief Financial Officer with over 25 years of experience in the pharmaceutical, biopharmaceutical, and healthcare sectors, specializing in financial strategy, investor relations, and operational efficiency.

Intellectual Property

On February 19, 2025, Adial announced patent number 12,226,401 was issued on February 18, 2025, by the United States Patent and Trademark Office (USPTO). The patent covers claims that focus on a method for identifying genetic markers in patients with alcohol or opioid-related disorders including the AC genotype of rs17614942 in the HTR3B gene and the AG genotype of rs1150226 in the HTR3A gene.

On February 12, 2025, Adial announced patent number 12,221,654 was issued on February 11, 2025, by the USPTO. This patent expands the covered methods of identifying patients with specific genetic markers linked to substance use disorders and treating them with AD04. The treatment approach involves detecting the TT genotype of rs1042173 in the serotonin transporter gene (SLC6A4) and administering AD04.

On December 3, 2024, Adial announced patent number 12,150,931 was issued on November 26, 2024, by the USPTO. The patent covers a broader range of genotype combinations identified by the Company’s proprietary genetic diagnostic for targeted treatment of alcohol use disorder (AUD) with AD04. These genotype combinations include the HTR3A, HTR3B, and SLC6A4 receptor sites.

Commendation

On October 15, 2024, Adial applauded the National Institute on Alcohol Abuse and Alcoholism (NIAAA) for its newly updated definition of recovery. The new definition, outlined and emphasized in NIAAA’s 2025 Professional Judgement Budget (PJB) as reported to the U.S. Congress following an original introduction in an NIAAA PJB, emphasizes a broader, non-abstinence approach to recovery, which aligns directly with Adial’s AD04 program, which has the potential to offer patients the flexibility of reducing drinking and, or abstinence.

Fiscal Year 2024 Financial Results

●	Cash and cash equivalents were $3.8 million as of December 31, 2024, compared to $2.8 million as of December 31, 2023. The Company believes that its existing cash and cash equivalents will fund its operating expenses into the second half of 2025 based on currently committed development plans.

●	Research and development expenses increased by approximately $1.9 million (155%) during the year ended December 31, 2024, compared to the year ended December 31, 2023. The key drivers of this increase were an increase of approximately $1.4 million of direct clinical trial expenses associated with the PK study initiated in 2024, and an increase of approximately $813 thousand of chemistry, manufacturing, and controls (CMC) expenses, as stability testing took place to support the PK study in 2024, and drug product manufacturing was initiated to support the upcoming Phase 3 clinical program.

●	General and administrative expenses decreased by approximately $491 thousand (9%) during the year ended December 31, 2024, compared to the year ended December 31, 2023. This decrease was the result of lower corporate legal expenses of approximately $269 thousand and a decrease in compensation of approximately $215 thousand, including equity-based compensation of G&A personnel.

●	Net Loss was $13.2 million for the year ended December 31, 2024, compared to a net loss of $5.1 million for the year ended December 31, 2023. The increase in net loss was primarily driven by non-cash charges of $4.5 million for an inducement expense and $0.6 million loss on our equity method investment along with increases in R&D spending offset by a decrease in G&A spending.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of therapies for the treatment and prevention of addiction and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients and was recently investigated in the Company’s ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes identified using the Company’s proprietary companion diagnostic genetic test. ONWARD showed promising results in reducing heavy drinking in heavy drinking patients, and no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Additional information is available at www.adial.com.

If you are interested in exploring partnership opportunities with Adial, we invite you to reach out to us (BD@adialpharma.com) to discuss how our joint efforts can bring about positive change to the millions of patients who are struggling with addiction.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding being well-positioned to initiate Phase 3 clinical trials in 2025, advancing AD04 as efficiently as possible to provide a much-needed treatment option for individuals struggling with addiction, existing cash and cash equivalents funding operating expenses into the second half of 2025 and the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to pursue our regulatory strategy, our ability to advance ongoing partnering discussions, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, our ability to develop strategic partnership opportunities and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, our ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC

David Waldman / Alexandra Schilt

Tel: 212-671-1020

Email: ADIL@crescendo-ir.com

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